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                                                                    EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-93006 on Form S-3 and Registration Statement Nos. 33-60549, 33-68646, 33-68648, 33-96950, 333-40973, 333-40981, 333-75803, 333-84705, 333-46572,
333-46576, 333-81438, and 333-113736 of ValueVision Media, Inc. on Form S-8 of
our reports dated April 23, 2004 and August 16, 2002 on the financial statements of Ralph Lauren Media, LLC for the year ended December 27, 2003, December 28, 2002, December 29, 2001 and the period February 7, 2000 (Date of Inception) to December 30, 2000, appearing in this Annual Report on Form 10-K/A of ValueVision Media, Inc. for the year ended January 31, 2004.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey

January 10, 2005